GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2014 Results
Provides Initial Outlook for 2015

Adjusted 2014 Fourth Quarter EPS of $0.61, including $0.03 discrete tax benefit
Adjusted 2014 Full Year EPS of $2.87, including $0.03 discrete tax benefit

Same Store Sales decrease 3.0% in the Fourth Quarter 2014

PITTSBURGH, February 12, 2015 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today reported its financial results for the quarter and year-to-date periods ended December 31, 2014.

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (“GAAP”), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain non-recurring items. For more information, see the attached reconciliations of non-GAAP financial measures.

Fourth Quarter Performance

For the fourth quarter of 2014, the Company reported consolidated revenue of $607.2 million, a decrease of 0.7% as compared with consolidated revenue of $611.5 million for the fourth quarter of 2013. Revenue increased in the Company’s retail and franchise segments by 0.1% and 4.1%, respectively. Revenue decreased in the Company’s manufacturing/wholesale segment by 13.3%.

Same store sales decreased 3.0% in domestic company-owned stores (including GNC.com sales) in the fourth quarter of 2014. In domestic franchise locations, same store sales decreased 2.6% in the fourth quarter of 2014.

Non-recurring Items

As previously disclosed, the Company’s fourth quarter 2014 results include non-recurring items. On a pre-tax basis, they principally include $3.5 million expense in cost of sales associated with lower manufacturing volumes, corresponding with the Company’s previously announced plans to begin to align inventory levels with business trends (“Lower Manufacturing Volume Impact”). For additional information, please see the attached reconciliations of non-GAAP financial measures.

Operating Results

For the fourth quarter of 2014, the Company reported GAAP net income of $51.8 million. Excluding non-recurring items and the related tax impact, adjusted net income for the fourth quarter of 2014 was $53.9 million, as compared with adjusted net income of $59.8 million for the fourth quarter of 2013. Adjusted diluted earnings per share were $0.61 for the fourth quarter of 2014, as compared with $0.63 for the fourth quarter of 2013.

In the fourth quarter of 2014, the Company’s effective tax rate was 32.6%, which includes $3.0 million of net discrete tax benefits related primarily to the reduction of valuation allowances and certain state tax positions.

Mike Archbold, Chief Executive Officer noted, “The continuing improvement in retail gross margin (driven by reduced and more targeted promotional activity) is evidence our customer-focused approach is producing results. We are very pleased with the cultural transformation, which has led to the development of a number of strategic initiatives designed to fuel future growth and create shareholder value.”

Segment Operating Performance

For the fourth quarter of 2014, retail segment revenue increased 0.1% to $444.0 million, as compared with $443.5 million for the fourth quarter of 2013. The increase was due primarily to growth in our e-commerce businesses and the addition of 155 net new company owned stores since the end of the fourth quarter of 2013, including The Health Store locations in Ireland acquired in April 2014. These gains were largely offset by negative same store sales.

Operating income decreased by 0.4%, from $69.4 million to $69.1 million, and was 15.6% of segment revenue for the fourth quarter of 2014, consistent with the fourth quarter of 2013. Improved product margin and lower advertising spend were offset by expense deleverage associated with negative same store sales. Retail segment results were also negatively affected by lower than expected revenue and operating margin from Discount Supplements.

For the fourth quarter of 2014, franchise segment revenue increased 4.1% to $105.1 million, as compared with $100.9 million for the fourth quarter of 2013, due primarily to increased wholesale product sales from domestic franchise operations. Operating income decreased 2.6%, from $38.7 million to $37.7 million, and was 35.8% of segment revenue for the fourth quarter of 2014, as compared with 38.3% in the fourth quarter of 2013. Fourth quarter 2014 operating income includes a $0.3 million gain from the conversion of three company-owned stores to franchise stores, as compared with five stores resulting in a $1.7 million gain in the fourth quarter of 2013. Excluding these items, operating income increased $0.5 million, and was 35.6% of segment revenue for the fourth quarter of 2014, as compared with 36.6% in the fourth quarter of 2013. The decrease in operating income percentage was driven primarily by wholesale product sales representing a higher portion of total revenue.

For the fourth quarter of 2014, manufacturing/wholesale segment revenue, excluding intersegment revenue, declined 13.3% to $58.1 million, as compared with $67.1 million for the fourth quarter of 2013, due primarily to lower third party contract manufacturing revenue, and lower wholesale partner sales. Operating income decreased 26.1%, from $27.8 million to $20.6 million, and was 35.4% of segment revenue for the fourth quarter of 2014, as compared with 41.5% for the fourth quarter of 2013. Fourth quarter 2014 includes $3.5 million expense associated with lower manufacturing volumes, corresponding with the Company’s previously announced plans to begin to align inventory levels with business trends. Adjusting for this item, fourth quarter 2014 operating income percentage was in-line with the fourth quarter of 2013.

Full Year Performance

For the full year 2014, the Company reported consolidated revenue of $2,613.2 million, a decrease of 0.5% as compared with consolidated revenue of $2,626.8 million for the full year 2013. Revenue increased in the Company’s retail segment by 0.6%. Revenue decreased in the Company’s franchise and manufacturing/wholesale segments, by 0.9% and 8.3% respectively.

For the full year 2014, the Company reported GAAP net income of $255.9 million, as compared with $265.0 million for the full year 2013. Adjusted for non-recurring items, diluted earnings per share were $2.87 for the full year 2014, a 0.7% increase over 2013 results.

For the full year 2014, the Company opened 129 net new domestic company-owned stores, 114 net new international franchise locations, 58 net new domestic franchise locations, 54 net new Rite Aid franchise store-within-a-store locations, 16 net new company-owned stores in Canada, two new company-owned stores in China, and acquired nine and opened one The Health Store locations in Ireland. The Company now has 8,976 store locations worldwide.

For the full year 2014, the Company generated net cash from operating activities of $303.8 million, incurred capital expenditures of $70.5 million, repurchased $284.0 million in common stock, paid $57.5 million in cash dividends on our common stock, and used $6.4 million for the acquisition of The Health Store. The Company generated $234.7 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions) and at December 31, 2014, the Company’s cash balance was $133.8 million.

Capital Structure

The Company repurchased 1.3 million shares of its common stock in the fourth quarter of 2014, for $53 million. At the end of the fourth quarter of 2014, the Company had $407 million remaining on its previously authorized $500 million share repurchase authorization.

At the end of the fourth quarter of 2014, diluted shares outstanding were approximately 88.6 million.

The Company’s Board of Directors declared a cash dividend of $0.18 per share of its common stock for the first quarter of 2015. The dividend will be payable on or about March 27, 2015 to stockholders of record at the close of business on March 13, 2015. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

Current 2015 Outlook

The Company’s initial outlook for 2015 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s initial outlook for the full year 2015:

•	Consolidated earnings per diluted share (“EPS”) of approximately $3.10 - $3.15.

•	A mid single digit increase in consolidated revenue. This is based on achieving a low single digit increase in domestic company-owned same store sales, including the impact of GNC.com.

•
Contributions from initiatives associated with our brand evolution, product introductions and effective marketing are expected to build throughout 2015. Consequently, the Company expects the same store sales increase in domestic company-owned stores - including the impact of GNC.com - and year over year consolidated EPS growth to be lowest in the first quarter of 2015.

•	Depreciation & amortization of approximately $60 million, combined.

•	Tax rate of approximately 36%.

•	Share repurchases of approximately 5-6% of shares outstanding.

•	Capital expenditures of approximately $50 million.

•
New store expectations: approximately 125 total net new domestic (including both company owned and franchised stores) and retail segment locations, approximately 150 net new international franchise locations, and approximately 30 net new GNC-Rite Aid store-within-a-store locations.

Mike Archbold, Chief Executive Officer added, “I am very excited about 2015. We will be focused on a number of important initiatives, including our brand evolution, product introductions, effective marketing and customer focused decision making throughout the organization, which is the result of our cultural transformation. In 2015 we expect to see retail product margin improvements, improved marketing effectiveness, measured growth internationally, and working capital improvement. We will also make the necessary investments - in people, training and systems - to support our brand, our initiatives and fuel our growth.”

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products - including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products - and trades on the New York Stock Exchange under the symbol “GNC.”

The Company has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. GNC’s broad and deep product mix, which is focused on premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® and under nationally recognized third party brands. As of December 31, 2014, GNC has more than 8,900 locations, of which more than 6,600 retail locations are in the United States (including 1,070 franchise and 2,269 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries (including distribution centers where retail sales are made).

Conference Call

GNC has scheduled a live webcast to report its fourth quarter 2014 financial results on February 12, 2015 at 9:00 am Eastern time. The webcast will be available on www.gnc.com via the Investor Relations section under "About GNC". A replay of this webcast will be available through March 13, 2015. You may also listen to the live call by dialing 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.; the conference identification number for all callers is 79091221.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” ”believes,”

”anticipates,” ”plans,” ”expects,” ”intends,” ”estimates,” ”projects,” ”may,” ”will,” ”should,” ”can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and our failure to comply with new and existing governmental regulations governing our products, including, but not limited to, proposed dietary supplement legislation and regulations; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that adjusted net income, adjusted diluted earnings per share and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted net income, adjusted diluted earnings per share and free cash flow are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	.. 2014	. 2013	. 2014	. 2013
	(unaudited)

Revenue	$607,155	$611,535	$2,613,154	$2,626,761
Cost of sales, including cost of warehousing,
distribution and occupancy	386,962	386,107	1,632,914	1,636,298

Gross profit	220,193	225,428	980,240	990,463

Compensation and related benefits	83,193	82,014	329,089	321,947
Advertising and promotion	11,077	13,751	70,485	67,224
Other selling, general and administrative	37,670	33,600	143,286	131,782
Transaction and restructuring related costs	—	12,353	—	12,353
Management realignment	313	—	7,786	—
International franchise receivable reserve	(210)	(3)	4,236	360
Reversal of contingent purchase price	(125)	(859)	(4,438)	(859)
Other (income) expense, net	(206)	(1,762)	(9,716)	(2,842)
Operating income	88,481	86,334	439,512	460,498

Interest expense, net	11,721	19,676	46,708	53,029

Income before income taxes	76,760	66,658	392,804	407,469

Income tax expense	24,992	19,001	136,932	142,448

Net income	$51,768	$47,657	$255,872	$265,021

Income per share - Basic and Diluted:

Earnings per share:
Basic	$0.58	$0.50	$2.83	$2.75
Diluted	$0.58	$0.50	$2.81	$2.72

Weighted average common shares outstanding:
Basic	88,824	94,636	90,493	96,481
Diluted	89,044	95,477	90,918	97,383

Note: The presentation of certain immaterial amounts in our consolidated financial statements of prior periods have been revised to conform to the current periods presented.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)

Net income	$51,768	$47,657	$255,872	$265,021
Transaction and restructuring related costs	—	12,353	—	12,353
Debt extinguishment and refinancing costs	—	8,146	—	8,146
Management realignment	313	—	7,786	—
International franchise receivable reserve	(210)	(3)	4,236	360
Lower manufacturing volume impact	3,494	—	3,494	—
Reversal of contingent purchase price	(125)	(859)	(4,438)	(859)
Tax effect	(1,295)	(7,544)	(5,610)	(7,678)
Adjusted net income	$53,945	$59,750	$261,340	$277,343

Adjusted earnings per share:
Basic	$0.61	$0.63	$2.89	$2.87
Diluted	$0.61	$0.63	$2.87	$2.85

Weighted average common shares outstanding:
Basic	88,824	94,636	90,493	96,481
Diluted	89,044	95,477	90,918	97,383

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	. 2014	. 2013
	(unaudited)
Current assets:
Cash and cash equivalents	$133,834	$226,217
Receivables, net	136,361	144,833
Inventories	569,132	547,916
Prepaids and other current assets	37,016	47,081
Total current assets	876,343	966,047

Long-term assets:
Goodwill, brands and other intangibles, net	1,525,285	1,529,120
Property, plant and equipment, net	232,397	206,754
Other long-term assets	43,775	38,426
Total long-term assets	1,801,457	1,774,300

Total assets	$2,677,800	$2,740,347

Current liabilities:
Accounts payable	$129,064	$135,164
Current portion, long-term debt	4,740	5,443
Deferred revenue and other current liabilities	106,539	106,459
Total current liabilities	240,343	247,066

Long-term liabilities:
Long-term debt	1,337,638	1,341,656
Other long-term liabilities	343,776	336,046
Total long-term liabilities	1,681,414	1,677,702

Total liabilities	1,921,757	1,924,768

Total stockholders' equity	756,043	815,579

Total liabilities and stockholders' equity	$2,677,800	$2,740,347

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
	Twelve months ended
	December 31,
	. 2014	. 2013
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$255,872	$265,021
Adjustments to reconcile net income to net cash provided
by operating activities:
Loss on early extinguishment of debt	—	5,712
Depreciation and amortization expense	56,337	51,814
Amortization of debt costs	1,729	2,507
Decrease (increase) in receivables	9,766	(13,802)
Increase in inventory	(45,767)	(72,821)
(Decrease) increase in accounts payable	(8,978)	6,628
Other operating activities	34,826	(5,613)
Net cash provided by operating activities	303,785	239,446

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(70,455)	(50,247)
Cash paid for acquisitions, net of cash acquired	(6,402)	(27,562)
Other investing activities	1,370	(465)
Net cash used in investing activities	(75,487)	(78,274)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to shareholders	(57,491)	(57,437)
Payments on long-term debt	(5,443)	(3,379)
Repurchase of treasury stock	(283,988)	(310,582)
Proceeds from issuance of long-term debt	—	249,552
Proceeds and tax benefit from stock-based compensation	25,913	29,957
Other financing activities	—	(2,397)
Net cash used in financing activities	(321,009)	(94,286)

Effect of exchange rate on cash and cash equivalents	328	790
Net (decrease) increase in cash and cash equivalents	(92,383)	67,676
Beginning balance, cash and cash equivalents	226,217	158,541
Ending balance, cash and cash equivalents	$133,834	$226,217

Segment Financial Data and Store Counts (unaudited)

Retail Segment - Company-owned stores in the U.S., Puerto Rico, Canada, and Ireland; e-commerce, both domestic and international

	Three months ended		Twelve months ended
	December 31,		December 31,
$ in thousands	. 2014	. 2013	. 2014	. 2013
	(unaudited)
Revenue	$443,953	$443,542	$1,939,150	$1,926,770
Comp store sales - domestic, including GNC.com	-3.0%	5.0%	-2.8%	4.3%
Operating Income (a)	$69,089	$69,354	$348,952	$362,658
% Revenue	15.6%	15.6%	18.0%	18.8%

(a) Includes income related to the Reversal of Contingent Purchase Price of $0.1 million and $0.9 million for the three months ended, and $4.4 million and $0.9 million for the twelve months ended December 31, 2014 and 2013, respectively.

Franchise Segment - Franchise-operated domestic and international locations

	Three months ended		Twelve months ended
	December 31,		December 31,
$ in thousands	. 2014	. 2013	. 2014	. 2013
	(unaudited)
Domestic	$63,580	$52,561	$267,517	$251,418
International	41,485	48,371	165,311	185,499

Total revenue	$105,065	$100,932	$432,828	$436,917
Operating income (b)	$37,651	$38,650	$157,342	$153,545
% Revenue	35.8%	38.3%	36.4%	35.1%

(b) Includes adjustments related to the International Franchise Receivable Reserve of $0.2 million of income for the three months ended December 31, 2014, and $4.2 million and $0.4 million of expense for the twelve months ended December 31, 2014 and 2013, respectively.

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales principally with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Twelve months ended
	December 31,		December 31,
$ in thousands	. 2014	. 2013	. 2014	. 2013
	(unaudited)
Revenue	$58,137	$67,061	$241,176	$263,074
Operating income (c)	$20,562	$27,840	$89,921	$104,709
% Revenue	35.4%	41.5%	37.3%	39.8%

(c) Includes expense related to Lower Manufacturing Volume Impact of $3.5 million for the three and twelve months ended December 31, 2014.

Consolidated unallocated costs (d)

	Three months ended		Twelve months ended
	December 31,		December 31,
$ in thousands	. 2014	. 2013	. 2014	. 2013
	(unaudited)
Warehousing and distribution costs	$(18,026)	$(15,877)	$(68,283)	$(66,614)
Corporate costs	$(20,482)	$(21,280)	$(80,634)	$(81,447)
Transaction related costs	$—	$(12,353)	$—	$(12,353)
Management realignment	$(313)	$—	$(7,786)	$—

(d) Part of consolidated operating income.

Consolidated Store Count Activity

	Twelve Months Ended December 31, 2014
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,342	1,012	2,024	2,215	8,593
Store openings (a)	208	95	208	60	571
Store closings	(53)	(37)	(92)	(6)	(188)
End of period balance	3,497	1,070	2,140	2,269	8,976

	Twelve Months Ended December 31, 2013
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,188	949	1,830	2,181	8,148
Store openings (a)	186	83	325	41	635
Store closings	(32)	(20)	(131)	(7)	(190)
End of period balance	3,342	1,012	2,024	2,215	8,593

(a) openings include new stores, corporate/franchise conversion activity, and other acquisitions
(b) including Canada and The Health Store

Contact:

Investors:    Dennis Magulick, Vice President - Treasury & Investor Relations
(412) 288-4632

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com/